Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK OF ROYAL GOLD, INC.

The following description of the capital stock of Royal Gold, Inc. (the “Company”) summarizes the material terms and provisions of our capital stock and various provisions of our restated certificate of incorporation, as amended (the “certificate of incorporation”), and amended and restated bylaws, as amended (the “bylaws”). For additional information about the terms of our capital stock, please refer to our certificate of incorporation and bylaws. The terms of our capital stock may also be affected by the general corporation law of the state of Delaware. The summary below is not intended to be complete and is qualified by reference to the provisions of applicable law and our certificate of incorporation and bylaws.

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share.

Description of Common Stock

Holders of common stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of stockholders and do not have any cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, when, as and if declared by the board of directors, out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

Upon the liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption, or conversion rights. The outstanding shares of common stock are fully paid and non-assessable.

Description of Preferred Stock

Our preferred stock may be issued from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, the board of directors is authorized to determine the voting powers (if any), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued, and to fix the number of shares of each such series. Thus, the board of directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of common stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of the Company.

Preferred stock will be issued under a certificate of designations relating to each series of preferred stock, subject to our certificate of incorporation. When a particular series of preferred stock is issued, the applicable certificate of designations will describe the specific terms of the securities, including:

●	the title and stated value of the preferred stock;

●	the number of shares of the preferred stock authorized and the dividend and liquidation preference per share;
●	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;
●	whether the preferred stock will have preemptive rights;
●	the sinking fund provisions, if applicable, for the preferred stock;
●	the redemption provisions, if applicable, for the preferred stock;
●	whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);
●	whether the preferred stock will have voting rights and the terms of the voting rights, if any; and
●	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

Anti-Takeover Provisions

Effect of Delaware Anti-takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with, controlling, or controlled by any of these entities or persons.

Certificate of Incorporation and Bylaws Provisions

Our certificate of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Classified Board of Directors. Our certificate of incorporation provides for our board of directors to be divided into three classes of directors serving staggered three year terms. The classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors.

Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our chair of the board of directors, chief executive officer, president or board of directors. Stockholders do not have the right to call special meetings or to bring business before special meetings.

Stockholder Action by Written Consent. Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a written consent is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Our bylaws provide the same standard for action by written consent and require a stockholder seeking to take action by written consent to give written notice to our secretary requesting that the board of directors fix a record date and include in such notice certain specified information and representations regarding (i) each person whom the stockholder proposes to nominate for election or re-election as a director, (ii) any other business the stockholder proposes to take by written consent, (iii) the stockholder giving notice and the beneficial owner, if any, or any affiliate or associate thereof, on whose behalf the nomination or proposal is made (collectively, the “Proposing Stockholder”), (iv) any agreements, arrangements and understandings between the Proposing Stockholder and any other person in connection with the proposal of such business or nominations by the stockholder, (v) whether the Proposing Stockholder is a holder of record of stock and entitled to vote, and (vi) whether the Proposing Stockholder is or intends to be part of a group that intends to solicit consents from stockholders.

Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors and amendments to our certificate of incorporation or bylaws. These procedures provide that, as to matters not sought to be included in the Company’s proxy statement, the stockholder must give timely notice of such stockholder proposals in writing to our secretary prior to the meeting and update or supplement such notice, as required by our bylaws. All stockholder proposals must also otherwise be a proper matter for stockholder action pursuant to our certificate of incorporation, our bylaws and applicable law. Generally, to be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Company (a) in the case of an annual meeting, not less than 60 nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting (provided, however, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder must be so delivered, or mailed and received, not less than 60 nor more than 120 calendar days before such annual meeting, or not more than 10 calendar days following the day on which public announcement of the date of such meeting is first made by the Company), or (b) in the case of a special meeting, not more than 120 calendar days before such special meeting nor less than the later of (i) 60 calendar days prior to such meeting or (ii) if a public announcement is first made of the date of the special meeting less than 100 calendar days prior to such meeting, 10 calendar days following such public announcement. Stockholders are not permitted to make proposals to be brought before any special meeting of our stockholders other than the nomination of candidates for election as directors where the stated purpose for such special meeting includes the election of directors.

Any such notice must include certain specified information and representations regarding (i) each person whom the stockholder proposes to nominate for election or re-election as a director, (ii) any other business the stockholder proposes to bring before the meeting, (iii) the Proposing Stockholder, (iv) any agreements, arrangements and understandings between the Proposing Stockholder and any other person in connection with the proposal of such business or nominations by the stockholder, (v) whether the Proposing Stockholder is a holder of record of stock and entitled to vote, and (vi) whether the Proposing Stockholder is or intends to be part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of such proposal. As to matters sought to be included in the Company’s proxy statement, stockholders must comply with Rule 14a-8 under the Exchange Act.

Limitation of Director and Officer Liability

Our certificate of incorporation provides that no director or officer of the Company shall be liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as presently in effect or as the same may hereafter be amended. This provision does not eliminate any liability of:

●	a director or officer for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders;
●	a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	a director under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law);
●	a director or officer for any transaction from which the director or officer derived an improper personal benefit; or
●	an officer in any action by or in the right of the Company.

In addition, this provision does not limit our rights or the rights of our stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

Indemnification Arrangements

Our bylaws provide that the Company shall indemnify our directors and officers to the fullest extent permitted by Delaware law as it presently exists or may be amended. In addition, our bylaws provide that the Company shall pay the expenses (including attorneys’ fees) incurred by a director of officer in defending any proceeding in advance of its final disposition provided the Company has received an undertaking by the director or officer to repay all amounts advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. Our bylaws and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

We have entered into indemnification agreements with all of our current directors and officers to assure them that they will be indemnified to the fullest extent permitted by the laws of the state of Delaware in effect on the date of the agreements or as such laws may from time to time be amended to increase the scope of such permitted indemnification. The indemnification agreements provide our directors and officers indemnification against, among other things, any and all expenses, damages, losses, liabilities, judgments, payments, fines, penalties (whether civil, criminal or other), awards and amounts paid in settlement (including all interest, assessments and other charges paid or incurred in connection with or with respect to any of the foregoing), provide for the advancement of expenses incurred by the director or officer in connection with any proceeding and obligate the director or officer to repay Royal Gold for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification. The indemnification agreements also provide certain methods and presumptions for determining whether the director or officer is entitled to indemnification, among other matters, as set forth in such agreement. However, we are not required to indemnify a director or officer on account of certain claims, including, among others, (i) claims relating to profits made from the purchase and sale (or sale and purchase) of securities of the Company within the meaning of Section 16(b) of the Exchange Act; (ii) claims relating to reimbursements made to the Company under certain provisions of the Sarbanes-Oxley Act of 2002 or under any compensation recoupment or clawback agreement, award or policy of the Company; or (iii) claims initiated by a director or officer against the Company or its directors, officers, employees or other indemnitees, subject to certain exceptions.

Our bylaws also provide that the Company may, to the extent authorized by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers, as described above.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the trading symbol “RGLD.”

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company.